Exhibit 99.1

Electromed, Inc. Announces Fiscal 2023 First Quarter Results

Continued Momentum on Key Growth Initiatives

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2022 (“Q1 FY 2023”).

Q1 FY 2023 Financial Highlights

•	Net revenue was $10.7 million for the three months ended September 30, 2022, a 7% increase from $10.0 million for the three months ended September 30, 2021 (“Q1 FY 2022”)
•	Homecare revenue increased to $9.6 million in the quarter, up 4% from $9.3 million in Q1 FY 2022.
•	Reported operating income of $44,000, compared to $538,000 in the same period a year ago, largely due to macroeconomic and supply chain factors as well as non-recurring expenses.
•	Net income was $81,000, or $0.01 per diluted share, compared to $439,000, or $0.05 per diluted share, in Q1 FY 2022.
•	Repurchased $145,000 of common stock under the share repurchase program.
•	Cash as of September 30, 2022 was $6.0 million.

“I am proud of the Electromed team’s performance during the quarter, attaining 7% year-over-year revenue growth while managing a challenging macroeconomic environment,” said Kathleen Skarvan, President and Chief Executive Officer of Electromed. “We have continued to deliver for our patients and shareholders, despite supply chain and inflationary headwinds that weighed on operating performance during the quarter. We will continue to execute on our commercial strategy, while managing our other expenses, to accelerate growth and anticipate positive operating cash flow over the course of this fiscal year.”

“We remain encouraged by the success of our investments in the sales organization, achieving overall referral growth and referrals per direct sales representative compared to the prior fiscal quarter. We have submitted our next generation 510(k) to the FDA and we are ready to launch our limited market release in fiscal Q2 assuming notification of clearance is received by mid-December. We look forward to building on our momentum in the fiscal year ahead.”

Fiscal First Quarter Results

Net revenues for Q1 FY 2023 increased 7% year over year to $10.7 million, from $10.0 million in Q1 FY 2022, driven by increased referrals and approvals as a result of an expanded sales force and reimbursement team. Field sales employees totaled 53 at the end of Q1 FY 2023, 44 of which were direct sales representatives, compared to 51 field sales employee and 41 direct sales representatives at the end of Q1 FY 2022. Sales force productivity remained within our expected range during the quarter, with annualized home care revenue per direct sales representative at $890,000, within the Company’s target range of $850,000 to $950,000.

Home care revenue increased by $348,000, or 4%, to $9.6 million for Q1 FY 2023 compared to Q1 FY 2022. Home care distributor revenue increased by $398,000, or 255%, for Q1 FY 2023 compared to Q1 FY 2022. The revenue increase was due to increased demand from one of our primary home care distribution partners. Institutional revenue decreased by $58,000, or 13%, for Q1 FY 2023 compared to Q1 FY 2022. International revenue decreased by $31,000, or 28%, for Q1 FY 2023 compared to Q1 FY 2022.

Gross profit increased to $8,331,000, or 78% of net revenues, for Q1 FY 2023, from $7,701,000, or 77% of net revenues, in Q1 FY 2022. The increase was primarily due to increased revenue and operating efficiencies related to shipping costs in the quarter.

Selling, general and administrative (“SG&A”) expenses were $7,989,000 for Q1 FY 2023, representing an increase of $1,202,000 or 17.7%, compared to Q1 FY 2022. Approximately half of this increase included increased legal fees and annual sales meeting expenses that are not expected to occur in the remaining quarters. The remaining SG&A increase includes additional headcount in our sales and reimbursement departments representing our investments in growth.

Operating income totaled $44,000 in Q1 FY 2023, compared to $538,000 in Q1 FY 2022. The decrease in operating income was driven by supply chain factors, higher payroll and compensation expenses as well as legal fees of approximately $400,000 and travel, meals, and entertainment expenses during the quarter.

Net income for Q1 FY 2023 was $81,000 compared to $439,000 for the Q1 FY 2022.

As of September 30, 2022, Electromed had $6.0 million in cash, $21.0 million in accounts receivable, working capital of $27.3 million, and total shareholders’ equity of $34.1 million. The cash balance reflects a decrease of $2.2 million from June 30, 2022, primarily resulting from payment of annual incentive compensation and annual insurance premiums and the increased SG&A expenses described above, none of which are expected to occur in the remaining quarters.

Conference Call and Webcast Information

Interested parties may participate in the call by dialing (844) 826-3033(Domestic) or (412) 317-5185 (International) and using pin number 10172207.

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s web site and directly via the following link here.

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10172207. Additionally, an online replay will be available in the Investor Relations section of Electromed’s website at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “assume,” “believe,” “expect,” “may,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, supply chain, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts

Michelle Wirtz, Interim Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2022	June 30, 2022
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$5,998,000	$8,153,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	20,957,000	21,052,000
Contract assets	453,000	286,000
Inventories	3,673,000	3,178,000
Prepaid expenses and other current assets	2,015,000	1,870,000
Income tax receivable	124,000	-
Total current assets	33,220,000	34,539,000
Property and equipment, net	4,682,000	4,568,000
Finite-life intangible assets, net	600,000	599,000
Other assets	100,000	120,000
Deferred income taxes	1,532,000	1,538,000
Total assets	$40,134,000	$41,364,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,265,000	1,261,000
Accrued compensation	1,610,000	2,742,000
Income tax payable	-	51,000
Warranty reserve	1,354,000	1,256,000
Other accrued liabilities	1,724,000	1,840,000
Total current liabilities	5,953,000	7,150,000
Other long-term liabilities	37,000	41,000
Total liabilities	5,990,000	7,191,000

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,485,864 and 8,475,438 shares issued and outstanding, as of September 30, 2022 and June 30, 2022, respectively	85,000	85,000
Additional paid-in capital	18,343,000	18,308,000
Retained earnings	15,716,000	15,780,000
Total shareholders' equity	34,144,000	34,173,000
Total liabilities and shareholders' equity	$40,134,000	$41,364,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended September 30
	2022	2021
	(Unaudited)	(Unaudited)
Net revenues	$10,658,000	$10,001,000
Cost of revenues	2,327,000	2,300,000
Gross profit	8,331,000	7,701,000

Operating expenses
Selling, general and administrative	7,989,000	6,787,000
Research and development	298,000	376,000
Total operating expenses	8,287,000	7,163,000
Operating income	44,000	538,000
Interest income , net	4,000	9,000
Net income before income taxes	48,000	547,000

Income tax (benefit) expense	(33,000)	108,000

Net income	$81,000	$439,000

Income per share:
Basic	$0.01	$0.05

Diluted	$0.01	$0.05

Weighted-average common shares outstanding:
Basic	8,445,893	8,559,219
Diluted	8,689,377	8,884,493

Electromed, Inc.

Condensed Statements of Cash Flows

	Three Months Ended September 30,
	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$81,000	$439,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	134,000	106,000
Amortization of finite-life intangible assets	20,000	52,000
Share-based compensation expense	95,000	249,000
Deferred income taxes	6,000	32,000
Changes in operating assets and liabilities:
Accounts receivable	95,000	(1,331,000)
Contract assets	(167,000)	74,000
Inventories	(500,000)	91,000
Prepaid expenses and other current assets	(125,000)	(186,000)
Income tax payable, net	(175,000)	(498,000)
Accounts payable and accrued liabilities	(26,000)	851,000
Accrued compensation	(1,132,000)	(455,000)
Net cash used in operating activities	(1,694,000)	(576,000)

Cash Flows From Investing Activities
Expenditures for property and equipment	(241,000)	(225,000)
Expenditures for finite-life intangible assets	(15,000)	(45,000)
Net cash used in investing activities	(256,000)	(270,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	-	1,000
Taxes paid on net share settlement of stock option exercises	(60,000)	(64,000)
Repurchase of common stock	(145,000)	-
Net cash used in financing activities	(205,000)	(63,000)
Net decrease in cash	(2,155,000)	(909,000)

Cash And Cash Equivalents
Beginning of period	8,153,000	11,889,000
End of period	$5,998,000	$10,980,000